Exhibit 10.1

Asset Purchase Agreement

by and among

EveryLife Inc.,

EveryLife Women, LLC

and

FreeHold Brands, LLC

Dated as of July 28, 2026

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is entered into as of July 28, 2026 (the “Effective Date”), by and among EveryLife Inc., a Delaware corporation and EveryLife Women, LLC, a Florida limited liability company (together, jointly and severally, “Seller”) and FreeHold Brands, LLC, a Wyoming limited liability company (“Buyer”). Unless defined elsewhere within the text of this Agreement, capitalized terms are defined in ARTICLE 1.

RECITALS

A.           Seller is currently in the business of manufacturing and marketing to retail customers, diapers, baby wipes, training pants, soaps, lotions, and feminine care products, and other related products under the brand name EveryLife and EveryLife Women (the “Business”).

B.            Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of Seller’s right, title, and interest in and to the Purchased Assets (as defined below).

The Parties agree as follows:

ARTICLE 1
DEFINITIONS

Without limiting the effect of any other terms defined in the text of this Agreement, the following words have the meaning given to them in this ARTICLE 1:

1.1           “Adjusted Purchase Price” has the meaning set forth in Section 2.4(b).

1.2          “Affiliate” with respect to any specified Person, means any Person that is controlling, controlled by, or under common control, directly or indirectly, with such specified Person, and, if the Person referred to is a natural Person, any member of such Person’s immediate family. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.3           “Aggregate Cap Amount” has the meaning set forth in Section 7.6(d)(iv).

1.4           “Agreement” means this Asset Purchase Agreement as executed on the date hereof and as amended or supplemented in accordance with the terms hereof, including all Schedules, Disclosure Schedules, and Exhibits hereto.

1.5           “Allocation” has the meaning set forth in Section 2.9.

1.6           “Allocation Schedule” has the meaning set forth in Section 2.9.

1.7           “Anti-Corruption Laws” means any and all anti-corruption and anti-bribery Laws and similar Laws related to, concerning, addressing, or imposing penalties on improper practices, including the FCPA.

1.8           “Assigned Contracts” has the meaning set forth in Section 2.1(f).

1.9           “Assumed Liabilities” has the meaning set forth in Section 2.3.

1.10         “Benefit Plan” means any employee benefit plan, as defined in Section 3(3) of ERISA, and any Contract, plan, arrangement or policy providing for severance, retention, equity compensation, profit-sharing, deferred compensation, vacation benefits, medical, dental or vision benefits, disability and sick leave benefits, life and other insurance or retirement benefits, in each case which is maintained, administered or contributed to by Seller or its applicable Affiliate and in which employees of the Business currently participate, other than statutory plans or employee benefit plans required under applicable Law.

1.11         “Bill of Sale” has the meaning set forth in Section 2.6(a).

1.12         “Business” has the meaning set forth in the Recitals.

1.13         “Business Day” means any day which is not a Saturday, a Sunday, or a legal holiday or any other day in which banks are authorized or required to be closed for business in the Commonwealth of Virginia, United States of America.

1.14         “Buyer” has the meaning set forth in the Preamble.

1.15         “Buyer Indemnified Persons” has the meaning set forth in Section 7.1(d).

1.16         “Buyer Indemnifying Persons” has the meaning set forth in Section 7.6(d)(ii).

1.17         “Closing” means the consummation of the transactions contemplated by this Agreement, as provided for in Section 2.5.

1.18         “Closing Date” has the meaning set forth in Section 2.5.

1.19         “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

1.20         “Competitive Activities” has the meaning set forth in Section 5.5(a).

1.21         “Contract” means any oral or written contract, agreement, sales order, purchase order, license, lease, indenture, mortgage, deed of trust, evidence of indebtedness, binding commitment, or any other instrument or obligation.

1.22         “Customer Data” has the meaning set forth in Section 2.1(d).

1.23         “Data Activities” has the meaning set forth in Section 3.23(a).

1.24         “Deductible” has the meaning set forth in Section 7.6(e).

1.25         “Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

1.26         “Encumbrances” means any mortgages, liens, pledges, charges, claims, security interests (whether or not evidenced by a financing statement), options, rights of first refusal, easements, restrictive covenants, or any restrictions on use, transfer, receipt of income, or exercise of any other attribute of ownership.

1.27         “Environmental Claim” means any Order, action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification, and injunctive relief) arising out of, based on or resulting from: (a) the presence of, release of, or exposure to, any hazardous materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

1.28         “Environmental Law” means any applicable Law in effect as of the date of this Agreement, and any Order or binding agreement with any Governmental Entity in effect as of the date of this Agreement: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, or remediation of any hazardous materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

1.29         “Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

1.30         “Environmental Permit” means any permit, letter, clearance, consent, waiver, closure, exemption, decision, or other action required under or issued, granted, given, authorized by, or made pursuant to Environmental Law.

1.31         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

1.32         “Excluded Assets” has the meaning set forth in Section 2.2.

1.33         “FCPA” means the Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1 et seq), as amended.

1.34         “FPCN” means Florida Pregnancy Care Network, Inc., the entity referred to by the Parties as “FPCN,” together with its participating partners and affiliated purchasing entities.

1.35         “FPCN Account” means the separate deposit account maintained by or on behalf of Seller into which funds provided by FPCN are deposited, and against which FPCN and its participating partners draw as they place orders for products of the Business, together with all funds held in such account as of the Closing Date.

1.36         “FPCN Account Minimum” means $1,000,000.

1.37         “FPCN Purchase Program” has the meaning set forth in Section 3.20.

1.38         “Financial Statements” has the meaning set forth in Section 3.4.

1.39         “Fraud” has the meaning set forth in Section 7.6(d)(v)(1).

1.40         “Fundamental Representations” means the representations and warranties in Section 3.1 (Organization and Qualification of Seller); Section 3.2 (Authority of Seller), Section 3.3 (No Conflicts; Consents), Section 3.7 (Title to Tangible Personal Assets), Section 3.8 (Sufficiency of Assets), Section 3.25 (Brokers); Section 4.1 (Existence and Power); Section 4.2 (Authorization); and Section 4.3 (Valid and Enforceable Agreement).

1.41         “GAAP” has the meaning set forth in Section 3.4.

1.42         “Governmental Entity” means any federal, state, county, local, or other public authority or regulatory or administrative body or entity or subdivision of any of the foregoing, including any court, authority, department, agency, commission, board, bureau, agency, tribunal, administrative hearing body, or other instrumentality.

1.43         “Guarantor” has the meaning set forth in Section 9.17.

1.44         “Guaranty” has the meaning set forth in Section 9.17.

1.45         “Indemnified Party” has the meaning set forth in Section 7.6(e).

1.46         “Indemnifying Party” has the meaning set forth in Section 7.3.

1.47         “Injured Party” has the meaning set forth in Section 7.3.

1.48         “Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source of origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights and trade secrets, know-how, formulae, processes, procedures, and records of invention related thereto.

1.49         “Intellectual Property Agreements” means all licenses, sublicenses, and other agreements by or through which other Persons grant Seller or Seller grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used exclusively in the Business.

1.50         “Intellectual Property Assets” means all Intellectual Property that is owned by Seller and exclusively used in connection with the Business, including the Intellectual Property Registrations set forth on Section 3.10(a) of the Disclosure Schedules.

1.51         “Intellectual Property Assignment Agreement” has the meaning set forth in Section 2.6(c).

1.52         “Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application, or other filing by, to, or with any Governmental Entity or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents, and pending applications for any of the foregoing.

1.53         “Interim Balance Sheet” has the meaning set forth in Section 3.4.

1.54         “Interim Balance Sheet Date” has the meaning set forth in Section 3.4.

1.55         “Interim Financial Statements” has the meaning set forth in Section 3.4.

1.56         “Inventory” has the meaning set forth in Section 2.1(a).

1.57         “Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification means (i) the actual knowledge of, and (ii) the knowledge that the following persons would reasonably have acquired in the ordinary course of performance of their duties or conducting due inquiry with appropriate persons (not including former employees or contractors): Dusty Wunderlich, and Sarah Gabel Seifert.

1.58         “Law” means any federal, state, municipal or local, domestic or foreign, statute, law, ordinance, decree, Order, injunction, rule, directive, or regulation of any Governmental Entity or quasi-governmental authority, and includes rules and regulations of any regulatory or self-regulatory authority compliance with which is required by Law, in each case in effect on the date hereof, or, with respect to prior time periods, as in effect during the applicable prior period.

1.59         “Legal Proceedings” means any claim, action, suit, proceeding, or investigation before any Governmental Entity, mediator, or arbitrator, whether brought, initiated, asserted, or maintained by a Governmental Entity or any other Person.

1.60         “Liabilities” means all liabilities, claims, obligations, expenses, obligations, commitments, or damages, whether known or unknown, contingent or absolute, accrued or unaccrued, matured or unmatured, named or unnamed, disclosed or undisclosed, disputed or undisputed, legal or equitable, determined or indeterminable, liquidated or unliquidated, or due or to become due.

1.61         “Loss” or “Losses” means any losses, liabilities, damages, obligations, judgments, awards, consent orders, decrees, fees, fines, costs, penalties, deficiencies, amounts paid in settlement, reasonable out-of-pocket outside legal counsel’s fees and expenses incurred in connection with enforcing any right to indemnification hereunder, and any interest accrued on any of the foregoing.

1.62         “Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP); (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller and the Business; (viii) any natural or man-made disaster or acts of God; or (ix) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further that in the case of clauses (i), (iv), (vi), or (ix), any such event, occurrence, fact, condition or change will be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition or change has a materially disproportionate effect on the Business, as compared to other similarly sized and situated participants in the industry in which the Business operates.

1.63         “Material Contracts” has the meaning set forth in Section 3.6(a).

1.64         “Material Customer” has the meaning set forth in Section 3.18.

1.65         “Material Supplier” has the meaning set forth in Section 3.18.

1.66         “New Facts” has the meaning set forth in Section 7.4(b).

1.67         “Notice of Claim” has the meaning set forth in Section 7.3.

1.68         “Order” means any order, writ, judgment, award, injunction, ruling, decree, or other action of any Governmental Entity, arbitrator, or arbitral tribunal.

1.69         “Other Businesses” has the meaning set forth in Section 5.3(a).

1.70         “Outside Date” has the meaning set forth in Section 8.1(c).

1.71         “Party” means Seller or Buyer, and “Parties” means both of them.

1.72         “PCI Requirements” has the meaning set forth in Section 3.23(a).

1.73         “Permitted Encumbrances” means, collectively, (a) Encumbrances that are disclosed in the Disclosure Schedules, (b) Encumbrances incurred in the ordinary course of business relating to obligations not yet due or that secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established, (c) Encumbrances relating to Taxes, fees, levies, duties or other Governmental Entity charges of any kind that (i) are not yet delinquent, or (ii) if delinquent, are being contested in good faith by appropriate proceedings, (d) liens for mechanics, materialmen, warehousemen, laborers, employees, landlords, suppliers or similar liens arising under the operation of Law in the ordinary course of business, which (i) are not overdue for a period of more than 30 days or (ii) are being contested in good faith and by appropriate proceedings, (e) liens on goods in transit incurred pursuant to documentary letters of credit entered into in the in the ordinary course of business which, in each case, are not, individually or in the aggregate, material to the Business, or (f) purchase money liens and liens securing rental payments under capital lease arrangements entered into in the in the ordinary course of business which, in each case, are not, individually or in the aggregate, material to the Business.

1.74         “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, incorporated organization, or Governmental Entity or political subdivision thereof, or any other entity.

1.75         “Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to Seller, is capable of identifying an individual) or non-personally identifying, including, without limitation, aggregate or de-identified data and data collected automatically, including data collected through a mobile or other electronic device.

1.76         “Pre-Closing Periods” means all Tax periods ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on (and including) the Closing Date.

1.77         “Privacy Agreements” has the meaning set forth in Section 3.23(a).

1.78         “Privacy and Data Security Policies” has the meaning set forth in Section 3.23(c).

1.79         “Privacy Laws” has the meaning set forth in Section 3.23(a).

1.80         “Purchase Price” has the meaning set forth in Section 2.4(a).

1.81         “Purchased Assets” has the meaning set forth in Section 2.1.

1.82         “Records” has the meaning set forth in Section 2.1(e).

1.83         “Related Agreements” means the Bill of Sale, Assignment and Assumption Agreement, Intellectual Property Assignment Agreement, Transition Services Agreement (if any), and all other agreements, documents, certificates, or instruments delivered pursuant to this Agreement.

1.84         “Related Person” has the meaning set forth in Section 3.22.

1.85         “Restricted Business” means any business that (i) is substantially similar to the Business as conducted by Seller on or before the Closing Date, and (ii) is engaged in the sale of diapers, baby wipes, training pants, baby care, feminine products, and/or feminine care.

1.86         “Restricted Period” has the meaning set forth in Section 5.5(a).

1.87         “Retained Liabilities” has the meaning set forth in Section 2.3.

1.88         “Seller” has the meaning set forth in the Preamble.

1.89         “Seller Indemnified Persons” has the meaning set forth in Section 7.2.

1.90         “Seller Indemnifying Persons” has the meaning set forth in Section 7.6(d)(i).

1.91         “Straddle Period” means any Tax period that includes but does not end on the Closing Date.

1.92         “Survival Period” has the meaning set forth in Section 5.8.

1.93         “Tax” or “Taxes” means all federal, state, local, and foreign taxes, including all corporate, franchise, income, sales, use, ad valorem, gross receipts, value added, profits, license, withholding, payroll, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, social security, alternative minimum, customs, occupation and any other taxes, duties or other governmental charges in the nature of a tax, and including all interest, penalties and additions imposed with respect to such amounts.

1.94         “Tax Authority” means any domestic, foreign, federal, national, state, county, or municipal or other local government responsible for the collection of Taxes.

1.95         “Tax Consideration” has the meaning set forth in Section 2.9.

1.96         “Tax Returns” means all returns, reports, estimates, information returns, or statements required to be filed with any Tax Authority with respect to Taxes related to the Purchased Assets, including any schedule or attachment thereto, and including any amendment or supplement thereof.

1.97         “Third Person” has the meaning set forth in Section 7.3.

1.98         “Third Person Claim” has the meaning set forth in Section 7.3.

1.99         “Trademarks” has the meaning set forth in Section 2.1(g)(i).

1.100       “Transfer Taxes” means all transfer, documentary, sales, use, value-added, gross receipts, stamp, registration, or other similar transfer Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the transactions contemplated by the terms of this Agreement, including all recording or filing fees, notarial fees and other similar costs of Closing.

1.101       “Transition Services Agreement” means a transition services agreement between Buyer and Seller, if any, negotiated and executed pursuant to Section 5.10 of this Agreement.

ARTICLE 2
PURCHASE AND SALE OF THE PURCHASED ASSETS

2.1           Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall, or shall cause its Affiliate to, sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from Seller or its Affiliate, all of Seller’s or its Affiliate’s right, title and interest in and to the following assets, free and clear of all Encumbrances other than Permitted Encumbrances (collectively, the “Purchased Assets”):

(a)           Inventory. All right, title, or interest in any finished goods inventory, work-in-process, raw materials, packaging materials, and other inventoriable items of the Business in existence as of the Closing Date, wherever located, including at any third-party fulfillment, logistics, or warehouse facility (the “Inventory”) to the extent such right, title, or interest is transferrable by Seller, which Inventory shall be identified on a written statement delivered by Seller to Buyer pursuant to Section 6.1(h);

(b)           Tangible Personal Property. All tangible personal property set forth on Schedule 2.1(b);

(c)           E-Commerce Properties and Digital Assets. All e-commerce storefronts, digital accounts, and related assets used exclusively in or by the Business as of the Closing Date, including:

(i)            the Shopify storefronts, including all store configurations, theme files, product listings, pricing data, and historical order data;

(ii)           the domain name everylife.com and all other domain names, URLs, and website properties owned or controlled by Seller or its Affiliates and exclusively used in or by the Business, together with all content, code, and configurations associated therewith;

(iii)          all social media accounts and handles exclusively associated with the Business (including accounts on Instagram, Facebook, YouTube, TikTok, and similar platforms), together with all associated content and follower data;

(iv)          Subject to Buyer’s compliance with applicable laws, including but not limited to the CAN-SPAM Act, the CCPA, and all other applicable privacy and data security laws, rules, regulations, and policies, all marketing creative assets, campaigns assets and data, email lists (contingent on Buyer’s compliance with applicable laws including but not limited to CAN-SPAM Act compliance), marketing analytics, market research and customer intelligence, and other marketing assets

(v)           the Google Ads accounts exclusively associated with the Business;

(vi)          the phone numbers used exclusively in or by the Business; and

(vii)         any marketing attribution account exclusively associated with the Business;

(d)           Customer and Subscriber Data. Subject to Buyer’s compliance with applicable laws, including but not limited to the CAN-SPAM Act, the CCPA, and all other applicable privacy and data security laws, all customer lists, subscriber lists, customer contact information, subscription and order histories, customer loyalty and referral program data, and all other customer and margin detail in Seller’s or its Affiliates’ possession or control exclusively related to the Business (the “Customer Data”);

(e)           Business Records. All sales and order records, vendor records, manufacturing specifications, quality control records, testing records, and other books and records exclusively related to the Business in Seller’s or its Affiliates’ possession or control (the “Records”), excluding any records subject to Section 2.2(f);

(f)            Assigned Contracts. All Contracts exclusively related to the Business that are assignable to Buyer, including manufacturing, supply, logistics, fulfillment, subscription billing, marketing, and vendor service agreements, in each case as set forth on Schedule 2.1(f) (the “Assigned Contracts”);

(g)           Intellectual Property. All Intellectual Property (or portions thereof) that is solely owned by Seller or its Affiliates and exclusively used or held for use in the Business, including:

(i)            the Trademarks listed on Schedule 2.1(g)(i) (the “Trademarks”), including the EveryLife brand and all associated trade dress, logos, and packaging designs;

(ii)           all product formulations, product specifications, manufacturing procedures, quality standards, bills of material, testing protocols, and related production know-how;

(iii)          all marketing and advertising creative assets, including photography, video content, copy, design files, and campaign materials;

(iv)          all proprietary software, code, configurations, and integrations exclusively used in or by the Business (including any payment gateway configurations and API credentials transferred in connection with the Business); and

(v)           all other confidential and proprietary information, trade secrets, know-how, models, and methodologies exclusively used or held for use in the Business;

(h)           Licenses and Permits. To the extent transferable, all licenses, permits, consents, approvals, registrations, certifications, and authorizations of Governmental Entities held by Seller or its Affiliates exclusively in connection with the Business, as set forth on Schedule 2.1(h);

(i)            Prepaid Expenses and Deposits. All prepaid expenses, deposits, advances, and credits paid by or on behalf of Seller or its Affiliates exclusively with respect to the Business, in each case to the extent set forth on Schedule 2.1(i); and

(j)            FPCN Account. All of Seller’s right, title, and interest in and to the FPCN Account, including all funds held therein as of the Closing Date; and

(k)           Goodwill. All goodwill exclusively associated with the Business and the Purchased Assets, including customer relationships, vendor relationships, and the going-concern value of the Business.

2.2           Excluded Assets. Notwithstanding any provision in this Agreement or any other writing to the contrary, Seller and its Affiliates shall retain all assets, properties, rights, licenses, and businesses of Seller and its Affiliates that are not Purchased Assets (the “Excluded Assets”), including the following:

(a)           all cash and cash equivalents of Seller and its Affiliates on hand and in banks as of the Closing Date;

(b)           all bank accounts and financial accounts of Seller and its Affiliates;

(c)           any equity interests in any other Person held by Seller or its Affiliates;

(d)           all Tax Returns, Tax workpapers, Tax attributes, Tax refunds (including of any customs duties or tariffs), credits, rebates or similar payments of Taxes and interest thereon, and any deferred Tax assets (i) of Seller and its Affiliates, or (ii) relating to the Business or Purchased Assets for any Pre-Closing Period (including the portion of any Straddle Period ending on (and including) the Closing Date);

(e)           any assets of Seller or its Affiliates used in connection with businesses or operations other than the Business, or that are not used exclusively in or by, or held for use exclusively for, the Business;

(f)            (i) any attorney-client privilege and attorney work-product protection of Seller and its Affiliates or associated with the Business as a result of legal counsel representing Seller and its Affiliates or the Business, including in connection with the transactions contemplated by this Agreement or any Related Agreement; (ii) all documents maintained by legal counsel as a result of such representation; (iii) all documents subject to the attorney-client privilege and work-product protection described in subsection (i); (iv) all documents of Seller and its Affiliates relating to the transactions contemplated by this Agreement or any Related Agreement; and (v) all minute books and corporate records of Seller and its Affiliates;

(g)           all rights of Seller and its Affiliates arising under this Agreement or any Related Agreement or the transactions contemplated thereby;

(h)           all accounts receivable, notes receivable, and other receivables of the Business arising from services rendered or products sold prior to the Closing Date;

(i)            all assets which Seller is prohibited from transferring by operation of applicable law, rule, regulation, or policy.

(j)            all insurance policies of Seller and its Affiliates and all rights thereunder, including any claims, causes of action, or proceeds relating to events arising before the Closing Date; and

(k)           any asset listed on Schedule 2.2(k).

2.3           Non-Assumption of Liabilities. It is understood and agreed between the Parties that, except as otherwise provided in this Agreement, Buyer is not assuming and shall not be responsible to pay, perform or discharge any Liabilities of the Seller or any of its Affiliates of any kind or nature whatsoever arising before the Closing (including, but not limited to, any Liabilities of any nature arising under or relating to any Contracts of Seller or its Affiliates and any Liabilities of the Business for accrued pension liabilities, defined benefits, accrued and unpaid vacation, leave, and paid time off accrued or earned before the Closing) (collectively, “Retained Liabilities”). Seller shall, and shall cause its Affiliates to, pay and satisfy in due course all Retained Liabilities which they are obligated to pay and satisfy. Buyer is hereby assuming and is responsible to pay, perform, and discharge only those Liabilities listed in Schedule 2.3 (the “Assumed Liabilities”). Buyer will not assume or be liable for any liabilities or obligations of Seller arising at or prior to the Closing unless identified herein or in Schedule 2.3.

2.4           Consideration.

(a)           Base Purchase Price. Buyer shall pay Seller for the Purchased Assets an amount equal to $5,500,000 (the “Purchase Price”).

(b)           Adjustment for FPCN Account. If the balance of the FPCN Account as of the Closing, as confirmed by FPCN pursuant to Section 6.1(g), is less than the FPCN Account Minimum, then the Purchase Price shall be reduced, dollar-for-dollar, by the amount of such deficiency (the “Adjusted Purchase Price”). Any reduction to the Purchase Price pursuant to this Section 2.4 shall be reflected as a reduction to the cash payable by Buyer at Closing.

2.5           Closing. The Parties shall close the purchase and sale of the Purchased Assets on the first Business Day following the satisfaction of all conditions set forth in Sections 6.1 and 6.2 (the “Closing Date”) at 10:00 am ET (or such other time and date as agreed by the parties in writing). At Closing, Seller shall deliver, or cause to be delivered, to Buyer the documents and other items identified in Section 2.6, and Buyer shall deliver, or cause to be delivered, to Seller (a) by electronic exchange of materials, the documents and other items identified in Section 2.7, and (b) by wire transfer of immediately available funds, in accordance with the wire transfer instructions set forth on Schedule 2.5, the Adjusted Purchase Price.

2.6           Closing Deliverables of Sellers. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing Seller will deliver to Buyer the following:

(a)           A bill of sale for all of the Purchased Assets that are tangible personal property substantially in the form attached hereto as Exhibit A (“the “Bill of Sale”), duly executed by Seller;

(b)           An assignment and assumption agreement substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), duly executed by Seller;

(c)           Assignments of all Intellectual Property Assets and separate assignments of all registered trademarks, patents, and copyrights substantially in the form attached hereto as Exhibit C (the “Intellectual Property Assignment Agreement”), duly executed by Seller

(d)           The Transition Services Agreement, if any, duly executed by Seller;

(e)           A certificate dated as of the Closing Date and executed by an officer of Seller certifying Seller’s compliance with Sections 6.1(a) and 6.1(b);

(f)            A certificate of the Secretary or another officer of Seller certifying, as complete and accurate as of the Closing Date, attached copies of the charter and bylaws of Seller, certifying and attaching all requisite resolutions or actions of Seller’s board of directors and stockholder approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the transactions contemplated hereby; and

(g)           Receipt of the consents and approvals set forth on Schedule 2.6(g).

2.7           Closing Deliverables of Buyer. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing Buyer will deliver to Seller the following:

(a)           The Adjusted Purchase Price by wire transfer to an account specified by Seller in writing delivered to Buyer at least three (3) business days prior to the Closing Date;

(b)           The Assignment and Assumption Agreement, duly executed by Buyer;

(c)           The Intellectual Property Assignment Agreement duly executed by Buyer;

(d)           The Transition Services Agreement, if any, duly executed by Buyer; and

(e)           A certificate dated as of the Closing Date and executed by an officer of Buyer certifying Buyer’s compliance with Sections 6.2(a) and 6.2(b);

2.8           Completion of Transfers. The entire beneficial interest in and to, and the risk of loss with respect to the Purchased Assets, regardless of when legal title thereto is transferred, pass to Buyer at the Closing. If legal title to any of the Purchased Assets is not able to be transferred at Closing, Seller shall hold such Purchased Assets as nominee for Buyer until completion of such transfers, and Seller shall use commercially reasonable efforts to enter into any reasonable arrangement reasonably requested by Buyer that is designed to provide to Buyer the full benefit of such non-transferred Purchased Assets; provided, that none of Seller nor any of its Affiliates is required to expend any money, commence or participate in any Legal Proceedings or incur Liabilities with respect to, or to offer or grant any accommodation (financial or otherwise) to any third party following the Closing in connection therewith. When such legal title can be transferred to Buyer, Seller shall transfer legal title to the applicable Purchased Assets to Buyer without any further consideration.

2.9           Purchase Price Allocation. Buyer and Seller shall allocate the Purchase Price (together with any Assumed Liabilities and other items treated as consideration for applicable Tax purposes) (the “Tax Consideration”) among the Purchased Assets (the “Allocation”) for all applicable Tax purposes in accordance with Section 1060 of the Code based on the principles set forth on Schedule 2.9 (the “Allocation Schedule”). Seller shall prepare a proposed Allocation in accordance with this Section 2.9 and the Allocation Schedule and shall advise Buyer in writing of the proposed Allocation within 60 days after the Closing Date. Unless Buyer notifies Seller in writing of Buyer’s reasonable, good faith objections to the proposed Allocation within 45 days after the delivery thereof by Seller, Seller’s proposed Allocation is deemed to be mutually agreed and is final and binding on, and non-appealable by Buyer and Seller. Buyer and Seller shall negotiate in good faith to resolve any objections within 30 days after the delivery of Buyer’s objections (if any) or within such longer or shorter time period as Buyer and Seller may mutually agree. If Buyer and Seller are unable to agree on a final Allocation within the time period specified in the immediately preceding sentence, then Buyer and Seller may file all Tax Returns in a manner consistent with their own proposed Allocation; provided, however, that Buyer and Seller shall file all Tax Returns in a manner consistent with the Allocation Schedule, unless otherwise required by applicable Law. Unless otherwise required by applicable Law, Buyer and Seller shall file all Tax Returns (including Form 8594, amended Tax Returns, and claims for refund) and information reports in a manner consistent with the final Allocation (if any) and the Allocation Schedule. Buyer and Seller shall allocate any adjustments to the Tax Consideration pursuant to this Agreement in a manner consistent with the Allocation Schedule and the final Allocation (if any).

2.10         Withholding. Buyer, Seller, and their respective Affiliates and agents may deduct and withhold from any amounts required to be paid pursuant to this Agreement any Tax as may be required to be deducted and withheld with respect to the making of such payment under the Code or other applicable Tax Law; provided, however, that Buyer shall not withhold or reduce any amount from the Purchase Price payable to Seller so long as an IRS Form W-9 is provided by or on behalf of Seller as required under Section 2.6(d). To the extent that any Taxes are so withheld or deducted and timely paid over to the proper Governmental Entity, Seller and Buyer shall treat such Taxes for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. Buyer shall (a) provide advance notice to Seller of any withholding or deduction to be made under this Section 2.10, and (b) shall cooperate with Seller to reduce the amount of any such withholding or deduction and provide Seller with copies of any receipts or other documentation received from the Governmental Entity to which such amounts were paid or remitted.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller hereby makes the following representations and warranties, each of which is true and correct on the date hereof (unless the particular statement refers expressly to another date, in which case Seller makes such representations and warranties to Buyer as of such other date).

3.1           Organization and Qualification of Seller. Each Seller is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization. EveryLife Inc. is a corporation organized under the Laws of the State of Delaware, and EveryLife Women, LLC is a limited liability company organized under the Laws of the State of Florida. Each Seller has all necessary organizational power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on the Business as currently conducted. Each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not be material and adverse to the Business.

3.2           Authority of Seller. Seller has all necessary corporate power and authority to enter into this Agreement and the other Related Agreements to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Related Agreement to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Related Agreement to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Related Agreement will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3           No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Seller; (b) result in a violation or breach of any provision of any Law or Order applicable to Seller, the Business or the Purchased Assets; or (c) except as set forth in Section 3.3 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract. No consent, approval, permit, Order, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Related Agreements and the consummation of the transactions contemplated hereby and thereby.

3.4           Financial Statements. Section 3.4 of the Disclosure Schedules contains a true, correct and complete copy of (a) the unaudited financial statements of EveryLife Inc. and EveryLife Women, LLC, on a combined basis, for the fiscal years ending December 31, 2023, December 31, 2024 and December 31, 2025 (collectively, the “Financial Statements”) and (b) the unaudited balance sheet of EveryLife Inc. and EveryLife Women, LLC, on a combined basis, as of June 30, 2026 (the “Interim Balance Sheet Date”) (the “Interim Balance Sheet”). The Financial Statements and the Interim Balance Sheet (i) were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated therein (except as may be indicated in the notes thereto and subject to the absence of footnotes and normal year-end audit adjustments), (ii) fairly present, in all material respects, the combined financial position, results of operations of EveryLife Inc. and EveryLife Women, LLC as of the dates and for the periods indicated therein, and (iii) were prepared from, and are consistent with, the books and records of EveryLife Inc. and EveryLife Women, LLC.

3.5           Absence of Certain Changes, Events, and Conditions. Except as expressly contemplated by this Agreement or as set forth in Section 3.5 of the Disclosure Schedules, from the Interim Balance Sheet Date until the date of this Agreement, Seller has operated the Business in the ordinary course of business in all material respects, and there has not been, with respect to the Business, any:

(a)           event, occurrence, or development that has had, individually or in the aggregate, a Material Adverse Effect;

(b)           incurrence of any indebtedness for borrowed money in connection with the Business in an aggregate amount exceeding $10,000, except unsecured current obligations and Liabilities incurred in the ordinary course of business;

(c)           sale or other disposition of any of the Purchased Assets shown or reflected in the Financial Statements, except for the sale of inventory in the ordinary course of business and except for any Purchased Assets having an aggregate value of less than $10,000;

(d)           cancellation of any debts or claims or amendment, termination, or waiver of any rights constituting Purchased Assets, except in the ordinary course of business;

(e)           capital expenditures in an aggregate amount exceeding $25,000 that would constitute an Assumed Liability;

(f)            imposition of any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances;

(g)           increase in the compensation of any employees, other than as provided for in any written agreements or in the ordinary course of business;

(h)           adoption of any plan of merger, consolidation, reorganization, liquidation, or dissolution, or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(i)            purchase or other acquisition of any property or asset that constitutes a Purchased Asset for an amount in excess of $10,000, except for purchases of inventory or supplies in the ordinary course of business; or

(j)            any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.6           Material Contracts.

(a)           Section 3.6(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (together with all Intellectual Property Agreements listed in Section 3.10(a) of the Disclosure Schedules and the FPCN Purchase Program document(s) described in Section 3.20 of the Disclosure Schedules, collectively, the “Material Contracts”):

(i)            all Contracts involving aggregate consideration in excess of $10,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be canceled without penalty or without more than 90 days’ notice;

(ii)           all Contracts that relate to the sale of any of the Purchased Assets, other than in the ordinary course of business, for consideration in excess of $10,000;

(iii)          all Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv)          except for agreements relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees), in each case having an outstanding principal amount in excess of $10,000;

(v)           all Contracts between or among the Seller on the one hand and any Affiliate of Seller on the other hand;

(vi)          all collective bargaining agreements or Contracts with any labor organization, union, or association;

(vii)         all Contracts with a Governmental Entity;

(viii)        any employment, severance, retention, change in control, or similar Contract with any current or former director, officer or employee with the title of vice president or higher related to the Business in respect of which Buyer would have ongoing payment obligations after the Closing Date.

(b)           To Seller’s Knowledge, Seller is not in breach of, or default under, any Material Contract in any material respect.

3.7           Title to Tangible Personal Property. Seller has good and valid title to, or a valid leasehold interest in, all tangible personal property included in the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances. Each item of tangible personal property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of business and is free from latent and patent defects. All tangible personal property included in the Purchased Assets is in the possession of Seller or its Affiliates.

3.8           Sufficiency of Assets. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted before the Closing and constitute all of the rights, property, and assets necessary to conduct the Business as currently conducted.

3.9           Real Property. Seller neither owns nor leases any real property.

3.10         Intellectual Property.

(a)           Section 3.10(a) of the Disclosure Schedules lists (i) all Intellectual Property Registrations and (ii) all Intellectual Property Agreements that are material to the conduct of the Business (excluding shrink-wrap, click-wrap, or other similar agreements for commercially available off-the-shelf software or services). Seller owns or has the right to use all Intellectual Property Assets that are material to the Business and the Intellectual Property licensed to Seller under the Intellectual Property Agreements.

(b)           To Seller’s Knowledge, the conduct of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets.

3.11         Legal Proceedings; Orders.

(a)           There are no actions, suits, claims, investigations, or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by Seller relating to or affecting the Business, the Purchased Assets, or the Assumed Liabilities.

(b)           There are no outstanding Orders and no unsatisfied judgments, penalties, or awards against or affecting the Business or the Purchased Assets.

(c)           To Seller’s Knowledge no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any suit, claim, investigation, or other legal proceeding by or against Seller in connection with the Business.

3.12         Compliance With Laws; Permits.

(a)           Seller complies in all material respects with all Laws applicable to the conduct of the Business as currently conducted and the ownership and use of the Purchased Assets. Seller has not received any written notice of any default or violation of Laws or Orders applicable to Seller or by which any of the Purchased Assets are bound or affected.

(b)           All material permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. Seller is in compliance in all material respects with the terms of such permits and, as of the date of this Agreement, has not received written notice from any Governmental Entity threatening to revoke, or indicating that it is investigating whether to revoke, any such permit

3.13         Environmental Matters.

(a)           The operations of Seller with respect to the Business and the Purchased Assets are in compliance in all material respects with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. No facts, circumstances or conditions exist that would result in Environmental Claims.

(b)           Seller has obtained and is in compliance in all material respects with all material Environmental Permits (each of which is disclosed in Section 3.13(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation, or use of the Purchased Assets.

3.14         Employment Matters; Benefits.

(a)           Section 3.14 of the Disclosure Schedules sets forth a complete and accurate list of all employees and independent contractors of the Business, together with name, employing entity, workplace location, job title, date of hire, exempt of non-exempt classification, work visa status, current base salary or wage rate, current incentive compensation targets, commissions, accrued but unused paid time off, and accrued deferred compensation.

(b)           Seller is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of the employees. There has not been, nor, to Seller’s Knowledge, has there been any written threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or any of the employees.

(c)           Seller is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the employees.

(d)           Section 3.14(d) of the Disclosure Schedules sets forth a complete and accurate list of all Benefit Plans of Seller. Each Benefit Plan has been administered and operated in compliance with its terms and with all Laws in all material respects, including the applicable provisions of ERISA and the Code, and there is no existing circumstance that is reasonably expected to cause any failure of such compliance. Each Benefit Plan that is intended to be “qualified” under Section 401 of the Code (I.R.C. § 401) is the subject of an unrevoked favorable determination letter from the IRS and there is no existing circumstance, and nothing has occurred since the date thereof, that would adversely affect the qualified status of any such Benefit Plan. All contributions, premiums and other payments required to be made with respect to any Benefit Plan have been timely made, accrued or reserved for, except as would not be expected to result in a material Liability.

(e)           There are no lawsuits, actions, proceedings or claims pending or, to the Knowledge of Seller, threatened on behalf of or against any Benefit Plan, the assets of any trust under any Benefit Plan, or the plan sponsor, plan administrator or any fiduciary or any Benefit Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(f)            The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not:

(i)            result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee, consultant or independent contractor of Seller, or cause or create any right to the forgiveness of indebtedness owed by any employee to Seller;

(ii)           increase the amount of, or accelerate the time of payment of, any benefit or compensation payable under any Benefit Plan or other employment arrangement, or result in the payment of any amount that would not be deductible by reason of Section 280G of the Code; or

(iii)          result in any violation or breach of or default under, or limit the ability of Seller to amend, modify or terminate, any Benefit Plan or other employee benefit agreement.

3.15         Taxes.

(a)           Seller has filed (taking into account any valid extensions) all material Tax Returns with respect to the Business required to be filed by Seller and has paid all Taxes shown thereon as owing. Seller is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. Seller has made available to Buyer true, correct, and complete copies of all Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by Seller for all periods beginning with the fiscal year ended December 31, 2023.

(b)           There is no action, suit, proceeding, investigation, audit, claim, or assessment with respect to any Taxes related to Seller, the Purchased Assets, or the Business, and no such action, suit, proceeding, investigation, audit, claim, or assessment is pending or has, to the Knowledge of Seller, been threatened. There are no pending sales, use, or other tax dispute relating to the Purchased Assets or the Business.

(c)           Seller has withheld (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance in all material respects with all Tax withholding provisions of applicable federal, state, local, and foreign Laws other than provisions of employee withholding (including, without limitation, withholding of Tax on dividends, interest, and royalties and similar income earned by non-resident aliens and foreign corporations and withholding of Tax on United States real property interests).

(c)           No claim or investigation is pending, or to Seller’s Knowledge, threatened, by any state, local, or other Governmental Entity alleging that Seller, with respect to the Business, has a duty to file Tax Returns and pay Taxes or is otherwise subject to the taxing authority of any jurisdiction other than those jurisdictions in which Seller has filed and paid Taxes nor has Seller received any notice or questionnaire from any such jurisdiction which suggests or asserts that Seller, with respect to the Business, may have a duty to file such returns and pay such Taxes, or otherwise is subject to the taxing authority of such jurisdiction.

(d)           There are no liens with respect to Taxes on the Purchased Assets or the Business

(e)           Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(f)            The representations and warranties set forth in this Section 3.15 are Seller’s sole and exclusive representations and warranties regarding Tax matters.

3.16         Anti-Corruption. Seller has not, directly or indirectly, taken any action that would cause Seller to be in violation of any Anti-Corruption Laws. Seller has not, directly or indirectly, corruptly given, loaned, paid, promised, offered or authorized payment of money or anything of value to any “foreign official” as defined in the FCPA or, in violation of Law, to any other government official, to secure any improper advantage or to obtain or retain business for any Person or to achieve any other purpose prohibited by the Anti-Corruption Laws. As of the date hereof, Seller is in compliance with: (i) all Laws or regulations regarding the importation of goods, including the U.S. import laws administered by U.S. Customs and Border Protection; and (ii) all other applicable Laws, including the Export Administration Regulations administered by the U.S. Department of Commerce.

3.17         Insurance. Seller maintains policies of insurance, including property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance, that is in form and amount as customary for the Business and as may be additionally required under the terms of any contract or agreement. Section 3.17 of the Disclosure Schedules sets forth (i) a complete and correct list of all insurance policies and fidelity bonds maintained by Seller as of the date of this Agreement, including coverage amounts, annualized premiums, coverage limitations, deductibles applicable to each such policy, and all claims made on such policies within the past three (3) years; and (ii) a complete description of any self-insurance program or similar alternative insurance measures created or entered into by Seller; and. Each insurance policy and bond is in full force and effect, all premiums due and payable thereon have been paid, and Seller is in compliance in all material respects with the terms of such policies and bonds. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied, or disputed. There is no termination of, or pending material premium increase with respect to, any such policies or bonds that has been threatened in writing.

3.18         Customers and Suppliers. Section 3.18 of the Disclosure Schedules sets forth a correct and complete list of the top 10 customers (each a “Material Customer”) and top 10 suppliers (each a “Material Supplier”) of Seller for its fiscal year ended December 31, 2025 and for the current calendar year through June 30, 2026 and indicates with respect to each, the name and amount of revenue earned during such period from each Material Customer and amount paid during such period to each Material Supplier. Seller is not required to provide any material bonding or other financial security arrangements in connection with its transactions with any Material Customer or Material Supplier. Since the Interim Balance Sheet Date, no Material Customer or Material Supplier has terminated its relationship with, failed to renew or indicated an intent not to renew its relationship with, or materially reduced its purchases from or sales to, Seller.

3.19         Product Warranty, Recalls, and Product Liability. Section 3.19 of the Disclosure Schedules sets forth the aggregate annual cost to the Business of performing product warranty obligations for each of the previous two (2) fiscal years and the current fiscal year through June 30, 2026. Since the Interim Balance Sheet Date, Seller has not changed the scope of its contractual obligations for standard warranties with respect to the return, repair or replacement of products manufactured or sold in the Business. Set forth on Section 3.19 of the Disclosure Schedules is a list of all warranty obligations, whether or not based on any standard warranty form, which are still in force for products of the Business and where Seller has, after the issuance of the warranty, either (i) postponed the commencement of the warranty period; (ii) extended the duration of the warranty period; or (iii) changed the terms of the warranty, including without limitation the available remedies. Except as set forth on Section 3.19 of the Disclosure Schedules, none of the products currently manufactured or sold in the Business has been or currently is the subject of any campaign for replacement, field fix, retrofit, modification, or recall.

3.20         FPCN Purchase Program. Seller has made available to Buyer all documents governing the relationship between Seller and FPCN, including purchase orders from FPCN and Memorandums of Understanding with FPCN concerning certain orders and anticipated orders by FPCN from Seller (the “FPCN Purchase Program”).

3.21         Inventory. All items included in the Inventory consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of Seller except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the balance sheets contained in the Financial Statements. Seller is not in possession of any inventory not owned by Seller, including goods already sold. All of the Inventory have been valued at the lower of cost or net realizable value on an average cost basis. Inventories now on hand were purchased in the ordinary course of business of Seller at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Seller. As of the date hereof, work-in-process inventories are valued according to GAAP.

3.22         Related Party Transactions. Except as set forth in Section 3.22 of the Disclosure Schedules: (i) none of the customers, suppliers, distributors, or sales representatives of the Seller are Affiliates of the Seller or of any of its officers, directors, stockholders, or any immediate family member of any officer, director, or Affiliate of Seller (“Related Person”); (ii) none of the properties or assets of the Seller are owned or used by, or leased to, any Related Person; (iii) no Related Person is party to any Contract described in Section 3.6.; and (iv) no Related Person provides any legal, accounting, or other services to the Seller related to the Business. Neither Seller nor any of its Affiliates owns, or has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (i) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed on Section 3.22 of the Disclosure Schedules, each of which has been conducted in the ordinary course of business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (ii) engaged in any Competitive Activities, except for ownership of less than two percent (2%) of the outstanding capital stock of any Person engaged in Competitive Activities that is publicly traded on any recognized exchange or in the over-the-counter market.

3.23         Solvency. Seller and, to Seller’s Knowledge, Guarantor, is not now insolvent and will not be rendered insolvent by any of the transactions contemplated hereby. As used in this Section, “insolvent” means that (i) the sum of the debts and other probable liabilities of the applicable Person exceeds the present fair saleable value of such Person’s assets, (ii) such Person is unable to pay its debts as they become due, (iii) such Person has unreasonably small capital for the business in which it is engaged, or (iv) no case or proceeding under any bankruptcy, insolvency, reorganization, receivership, or similar Law has been commenced or, to Seller’s Knowledge, threatened.

3.24         Privacy and Data Security.

(a)           As of the date hereof, Seller is in compliance in all material respects with (i) all Laws to which Seller is subject pertaining to (A) data security, cyber security, and e-commerce, including without limitation, the Health Insurance Portability and Accountability Act of 1996, Title II, Subtitle F, Sections 261-264, Public Law 104-191 and the Health Information Technology for Economic and Clinical Health Act, as amended, the Fair Credit Reporting Act, 15 U.S.C. 1681 et seq. (including the Fair and Accurate Credit Transactions Act of 2003) and the Gramm-Leach-Bliley Act and in each case, the rules implemented thereunder, and (B) the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data (referred to collectively in this Agreement as “Data Activities”) ((A) and (B) together, “Privacy Laws”); (ii) the PCI Security Standards Council’s Payment Card Industry Data Security Standard and all other applicable rules and requirements as may be promulgated from time to time by the PCI Security Standards Council, by any successor thereto, by any member thereof, or by any entity that functions as a card brand, card association, payment processor, acquiring bank, merchant bank, or issuing bank with respect to a payment card bearing the logo of a PCI Security Standards Council member, including, without limitation, the Payment Application Data Security Standards and all audit and filing requirements (collectively, “PCI Requirements”); (iii) all applicable payment card brand, card association, payment processor, and bank rules and requirements; and (iv) all contracts (or portions thereof) to which Seller is a party that are applicable to Data Activities (collectively, “Privacy Agreements”). Seller has delivered to Buyer accurate and complete copies of all of the Privacy Agreements.

(b)           Seller does not target its products and services to children (persons under the age of 13), and Seller does not knowingly collect Personal Data from children.

(c)           Seller has implemented written policies relating to Data Activities, including, without limitation, a publicly posted website privacy policy, mobile app privacy policy, annual privacy statements required under Gramm-Leach-Bliley, and a comprehensive information security program that includes appropriate written information security policies (“Privacy and Data Security Policies”). As of the date hereof, Seller is in compliance in all material respects with all such Privacy and Data Security Policies. Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement will violate any of the Privacy Agreements, Privacy and Data Security Policies or any applicable Privacy Laws in any material respect.

(d)           There is no pending or threatened-in-writing complaint, audit, proceeding, investigation, or claim against Seller initiated by (i) the United States Federal Trade Commission, any state attorney general or similar state official or (iii) any other Governmental Entity alleging that any Data Activity of Seller: (A) is in violation of any applicable Privacy Laws, (B) is in violation of any Privacy Agreements, (C) is in violation of any Privacy and Data Security Policies, or (D) otherwise constitutes an unfair, deceptive, or misleading trade practice.

(e)           Seller has taken all reasonable steps (including, without limitation, implementing, maintaining, and monitoring compliance with government-issued or industry standard measures with respect to administrative, technical and physical security) to ensure that all Personal Data in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure, or other misuse. There has been no unauthorized access, use, or disclosure of Personal Data in the possession or control of Seller and any of its contractors with regard to any Personal Data obtained from or on behalf of Seller, nor has there been any unauthorized intrusions or breaches of security into any Seller systems.

(f)            Seller contractually requires all third-parties, including vendors, affiliates, and other persons providing services to Seller that have access to or receive Personal Data from or on behalf of Seller to comply with all applicable Privacy Laws, and to take all reasonable steps to ensure that all Personal Data in such third parties’ possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure, or other misuse.

(g)           As of the date hereof, Seller is in compliance in all material respects with all U.S. federal and state Laws to which it is subject pertaining to sales and marketing, including, without limitation, the CAN-SPAM Act, the Telephone Consumer Protection Act, and the Telemarketing Sales Rule.

(h)           Section 3.23(h) of the Disclosure Schedules sets forth a true and complete list of all audits or checks that Seller, or any third party on behalf of Seller, has performed in the prior three (3) years, any individuals or parties who conducted the audits, and results of any such audits. Seller, in the ordinary conduct of its business, has performed regular audits of its information security controls, system and procedures that are no less rigorous than industry best practices to assess its compliance with its Privacy and Data Security Policies, and has provided Buyer with complete and accurate records of the audit results.

(i)            Except with respect to the use of enterprise-grade generative artificial intelligence tools that, pursuant to Seller’s or the applicable vendor’s written policies or contractual terms, do not use, retain, or train on data submitted by Seller, Seller has not input or included any Personal Data in the prompts or inputs of any generative artificial intelligence tool in connection with the Business to the extent such inputs of Personal Data in the generative artificial intelligence tool would constitute a violation of applicable privacy and data security laws. Seller has made available to Buyer all internal policies of Seller applicable to the use of generative artificial intelligence tools in connection with the Business.

3.25         Brokers. Other than Full Send Partners LLC (whose fees and expenses will be paid entirely by Seller), no agent, broker, investment banker, financial advisor, finder, or other intermediary acting on behalf of Seller or under the authority of Seller is or will be entitled to receive any broker’s or finder’s, financial advisor’s, transaction or other similar fee or commission directly or indirectly in connection with this Agreement or the transactions contemplated hereby.

3.26         Full Disclosure. No representation or warranty of Seller in this Agreement or in any exhibit, certificate, or schedule attached or furnished, contains, or on the Closing Date will contain, any untrue statement of material fact or omits, or on the Closing Date will omit, to state any fact necessary in order to make the statements contained therein, in light of the circumstances in which they are made, not misleading. All such statements, representations, warranties, exhibits, certificates, and schedules will be true and complete in all material respects on and as of the Closing Date as though made on that date. Seller does not have Knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition, or results of operations of Seller that has not been set forth in this Agreement or the Disclosure Schedule.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties to Seller, each of which is true and correct on the date hereof (unless the particular statement refers expressly to another date, in which case Buyer makes such representations and warranties to Seller as of such other date).

4.1           Existence and Power.

(a)           Buyer has the power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b)           Buyer is duly organized and validly existing under the Laws of the State of Wyoming.

(c)           No permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Person or Governmental Entity or third party is required in connection with the execution, delivery or performance of this Agreement by Buyer, or the consummation by Buyer of the transactions contemplated hereby. The transactions contemplated hereby will not: (x) violate any Order applicable to Buyer; or (y) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation, maturation, or acceleration of any liability or obligation, under any of the terms, conditions or provisions of any Contract to which Buyer is a party, in each case of the foregoing clauses (x) and (y), as would not have a Material Adverse Effect on the ability of Buyer to consummate the transactions contemplated hereby on a timely basis.

4.2           Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of Buyer.

4.3           Valid and Enforceable Agreement. This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against each in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) general principles of equity.

4.4           Brokers, Finders. No finder, broker, agent, or other intermediary acting on behalf of Buyer or any of its Affiliates is entitled to a commission, fee, or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

4.5           Financing. Buyer shall use commercially reasonable efforts to obtain the funds necessary to (i) make the payments required hereunder; (ii) pay all fees and expenses to be paid by Buyer in connection with the transactions contemplated by this Agreement; and (iii) satisfy all other payment obligations at the Closing that may arise in connection with, or may be required in order to consummate, the transactions contemplated by this Agreement. This Section 4.5 shall not be construed as a representation or warranty that such financing will in fact be available to Buyer at or prior to the Closing, and Buyer’s obligation to consummate the Closing is subject to the satisfaction (or waiver by Buyer) of the condition set forth in Section 6.1(e).

4.6           Litigation. There are no actions, suits, proceedings, Orders or investigations pending or, to Buyer’s knowledge, threatened against Buyer or any of its Affiliates, at law or in equity, which if adversely determined would have a Material Adverse Effect on the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated hereby. There are no injunctions, decrees or unsatisfied judgments outstanding against or related to Buyer or any of its Affiliates which would reasonably expected to have a Material Adverse Effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

4.7           Reliance. In making its decision to execute and deliver this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby, Buyer has relied solely upon the representations and warranties of Seller set forth in ARTICLE 3 (including the related portions of the Disclosure Schedules) and the applicable representations and warranties of Seller set forth in the Related Agreements (and acknowledge that such representations and warranties are the sole and exclusive representations and warranties made by Seller or any of its current or former Affiliates and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, employees and other representatives in connection with this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby or thereby). Except with respect to the representations and warranties described in the immediately preceding sentence, Buyer has entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any estimates, projections, forecasts and other forward-looking information or forward-looking business and strategic plan information regarding the transactions contemplated by this Agreement or the business of Seller, notwithstanding the delivery or disclosure to Buyer or any other Person of any estimates, projections, forecasts or other forward-looking information or forward-looking business or strategic information with respect to any of the foregoing, and, except as specifically set forth in ARTICLE 3, any other information provided or made available to Buyer or any other Person in connection with the transactions contemplated by this Agreement (including any estimates, projections, forecasts or other forward-looking information or forward-looking business or strategic information made available to Buyer or any other Person in “data rooms,” management presentations or due diligence sessions in expectation of the transactions contemplated by this Agreement), and Buyer acknowledges the foregoing. Buyer is not relying on, and acknowledges that no current or former Affiliates, directors, officers, shareholders, partners, members, attorneys, accountants, agents, employees or other representatives of Seller or any other Person has made or is making, any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied. Notwithstanding the foregoing, nothing in this Section 4.7: (a) is intended to or shall be construed to limit, waive, or release any claim, right, or remedy of Buyer arising from or relating to Fraud, or (b) shall limit or modify Buyer’s right to indemnification under ARTICLE 7 for any breach of the representations and warranties described in the first sentence of this Section 4.7.

4.8           No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE 4, neither Buyer nor any other Person makes any other representation or warranty, express or implied, at law or in equity, in respect of Buyer or the business and operations or the assets of Buyer. Reliance on any such other representation or warranty is hereby expressly disclaimed by Seller on behalf of itself and its Affiliates.

ARTICLE 5

COVENANTS OF THE PARTIES

5.1           Conduct of Business of Seller Pending the Closing. Seller covenants and agrees that, during the period from the date of this Agreement until the Closing Date, except with the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed), or as expressly contemplated by this Agreement, or as set forth in Section 5.1 of the Disclosure Schedules, or as required by Law, Seller will (i) conduct the Business in the ordinary course of business, (ii) comply with all Laws and (iii) use commercially reasonable efforts to (A) preserve its business organization intact, (B) maintain existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, licensors, licensees, Governmental Entities, employees, agents, consultants, business associates, and others with whom Seller deals in the ordinary course of business, and (C) keep available the services of its present employees, agents, and consultants. Without limiting the generality of the foregoing, from the date of this Agreement until the Closing Date, except with the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed), or as expressly contemplated by this Agreement, or as set forth in Section 5.1 of the Disclosure Schedules, or as required by Law, Seller will not take any action that would be required to be disclosed on Section 3.5 of the Disclosure Schedules if such action had been taken during the period from the Interim Balance Sheet Date until the date of this Agreement.

5.2           Books and Records. From and after the Closing, Seller shall provide Buyer and its Affiliates and its and their respective representatives with reasonable access (on-site or otherwise, at Seller’s sole discretion) during normal business hours, to any and all books and records related to the Business that do not constitute Records for any reasonable purpose, including but not limited to defending any claim in respect of which a Notice of Claim has been served on Seller. v.

5.3           Confidentiality; Announcements.

(a)           Buyer acknowledges that, in the course of its dealings and investigations of the Business, Buyer and its Affiliates and their respective representatives have and will become aware of confidential information and documents of Seller and its Affiliates, and that their use of such confidential information and documents, or communication of such information to third parties, could be detrimental to Seller and its Affiliates. For a period of two years following Closing, any such confidential information known to Buyer or its Affiliates or their respective representatives with respect to other businesses operated by Seller or any of its Affiliates other than the Business (“Other Businesses”), Buyer shall maintain in confidence and shall not disclose or use by Buyer or its Affiliates or their respective representatives without Seller’s prior written consent, unless Buyer can demonstrate that such information is otherwise publicly available through no violation of Buyer of its obligations hereunder. With respect to information and documents related solely to Other Businesses, as soon as practicable following Closing, (A) Buyer shall, and shall cause its Affiliates and its and their respective representatives to, promptly destroy all such information and documents (including any copies thereof or extracts therefrom), and (B) Buyer shall (and shall cause its Affiliates and its and their respective representatives to) keep confidential and shall not use any such information or documents unless required to disclose such information or documents pursuant to an Order, regulation or Law. If Buyer, any of its Affiliates, or any of its or their respective representatives becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demands, or similar process) or is required by a regulatory body to make any disclosure that is prohibited by this Section 5.3, Buyer will provide Seller with prompt notice (to the extent such notice is not prohibited by Law) of such requirement so that Seller may seek (at Seller’s sole cost and expense) an appropriate protective order or other appropriate remedy. Subject to the foregoing, Buyer, such Affiliate, or such representative, as applicable, may furnish that portion (and only that portion) of such information that Buyer, such Affiliate, or such representative, as applicable, is, on the advice of counsel, legally compelled or is otherwise required to disclose.

(b)           Seller shall not, and shall cause its controlled Affiliates and Representatives not to, directly or indirectly, without Buyer’s prior written consent, use for any purpose or disclose to any third party (other than each other and their respective Representatives) any confidential or proprietary information concerning the Business, the Purchased Assets, or disclosed to Seller pursuant to the exercise of its rights under Section 5.1 hereof for a period of three (3) years following the Closing; provided that the foregoing restriction shall not apply to any information generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.3), independently developed by Seller or any of its Affiliates following the Closing without any reference to confidential or proprietary information concerning the Business, as can be independently established by the contemporaneous written records of Seller or such Affiliates, or prohibit any disclosure (x) required by Law so long as, to the extent practicable and legally permissible, Seller provides Buyer with reasonable prior notice of such disclosure and a reasonable opportunity (at Buyer’s sole cost and expense) to contest such disclosure or (y) made to a Governmental Entity in connection with the enforcement of any right or remedy relating to this Agreement, any of the Related Agreements or the transactions contemplated thereby.

(c)           The Parties shall not issue any press release or other public statement concerning the negotiation, execution, or delivery of this Agreement or the transactions contemplated hereby, or the Purchase Price, or the terms hereunder, without the prior written approval of Seller and Buyer. If Seller, or any of its Affiliates, is required by the rules of any national securities exchange, national securities association or over-the-counter market, foreign or domestic, as applicable, or applicable Law or regulation to issue any press release, public statement, or disclosure regarding the negotiations, execution, or delivery of this Agreement or the transactions contemplated hereby (including the Purchase Price), Seller or its Affiliate (as applicable) shall provide all draft releases, statements, or disclosures to Buyer in advance and shall give due consideration to any reasonable comments by Buyer. Any press release to be made in respect of the transactions contemplated by this Agreement may only be in the form agreed to by Seller and Buyer.

5.4           Tax Covenants.

(a)           All necessary Tax Returns and other documentation with respect to all such Transfer Taxes will be prepared and filed by Buyer, and all Transfer Taxes will be split equally by Buyer and Seller, and if required by applicable Law Seller shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Buyer and Seller shall use their commercially reasonable efforts to obtain any certificate, including a resale certificate, or other document from any Tax Authority as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(b)           Buyer and Seller shall furnish, or cause to be furnished, to each other, upon written notice, as promptly as practical, such information (including reasonable access to books and records) and assistance as is reasonably necessary for the filing of any Tax Return, the preparation of the portion of any financial statement related to Taxes, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. Buyer and Seller shall reasonably cooperate in the conduct of any Tax audit or other Tax proceedings, and each shall execute and deliver such documents as are reasonably necessary to carry out the intent of this Section 5.4.

(c)           The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the purchase and sale of the Purchased Assets pursuant to this Agreement.

5.5           Restrictive Covenants.

(a)           In light of the extensive knowledge of the Business possessed by Seller and its Affiliates, and for good and valuable consideration which the Parties acknowledge, it is mutually agreed that, for the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Restricted Period”), neither Seller nor any of its Affiliates shall engage (including through the provision of management, advisory or technical services or through a joint venture or partnership) in the Restricted Business anywhere in the world (“Competitive Activities”). During the Restricted Period, Seller will not, and will direct its officers, employees, agents or stockholders will, not to take any action that would tend to diminish the value of the Purchased Assets after the Closing or that would interfere with the Business, including disparaging the name of the Business. Notwithstanding the foregoing, the foregoing covenant will not be deemed breached as a result of the ownership by Seller or any of Seller’s Affiliates: (i) of the stock of a Person engaged, directly or indirectly, in Competitive Activities if owned by an Affiliate of Seller’s in a mutual fund or exchange-traded fund; or (ii) of no more than ten percent 10% of the equity interests or securities of a Person engaged, directly or indirectly, in Competitive Activities.

(b)           Subject to Section 5.8(a), during the Restricted Period, Buyer shall not directly or indirectly solicit to hire or hire (i) any individual who is or, within the twelve months preceding such solicitation or hiring, employed by Seller or any of its Affiliates; provided, however, that general advertisements appearing in newspapers, periodicals, trade journals or other media of broad circulation, to non-directed searches conducted by recruiting firms on behalf of such Party shall not be deemed to be a breach of the non-solicitation restrictions contained in this Section 5.5(b).

(c)           Without limiting the remedies available, damages at law may be an insufficient remedy in the event of breach of this Section 5.5 and that the injured Party should be entitled to seek injunctive relief or other equitable remedies in the event of any such breach.

(d)           If any of the provisions of this Section 5.5 are held to be unenforceable in any jurisdiction, then, as to such jurisdiction, such provision will be ineffective to the extent of its unenforceability in such jurisdiction, without affecting the remaining provisions of this Section 5.5 in such jurisdiction, or affecting in any other jurisdiction the validity or enforceability of such provision or of this Section 5.5.

5.6           Further Assurance; Wrong Pockets; Post-Closing Receipts.

(a)           From time to time following the Closing, the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated by this Agreement as may be reasonably requested by the other Party; provided, however, that nothing in this Section 5.6(a) shall require either Party or its Affiliates to expend any money, commence or participate in any Legal Proceedings or incur Liabilities with respect to, or to offer or grant any accommodation (financial or otherwise) to any third party following the Closing. For the avoidance of doubt, nothing in this Section 5.6(a) shall in any way modify or otherwise affect Buyer’s rights to indemnification pursuant to ARTICLE 7.

(b)           In furtherance, and not in limitation, of the foregoing, if after the Closing, (i) either Party or any of their respective Affiliates discovers that any of the assets that were transferred as of the Closing are not Purchased Assets, then Buyer shall, and shall cause its Affiliates to (A) immediately cease using such assets and (B) cooperate with Seller to transfer or assign such assets to Seller (or its designee(s)) as promptly as practicable, with no requirement of additional consideration to the fullest extent permitted by applicable Law, and execute and deliver any amendments or supplements to this Agreement, the Exhibits or the Disclosure Schedules, as applicable, to transfer such assets to Seller (or its designee(s)) effective as of the Closing Date or (ii) either Party or any of their respective Affiliates discovers that any of the assets of Seller or its Affiliates as of the Closing that are Purchased Assets were not transferred to Buyer, then Seller shall, and shall cause its Affiliates to (A) immediately cease using such assets and (B) cooperate with Buyer to transfer or assign such assets to Buyer (or its designee), as promptly as practicable, free and clear of all Encumbrances (other than Permitted Encumbrances), with no requirement of additional consideration to the fullest extent permitted by applicable Law, and execute and deliver any amendments or supplements to this Agreement, the Exhibits or the Disclosure Schedules, as applicable, to transfer such assets to Buyer effective as of the Closing Date. The Parties shall use their commercially reasonable efforts to structure any transfer of assets referred to in the immediately preceding sentence in a manner that minimizes Taxes, costs, and expenses and is equitable from a legal perspective for the Parties. Each Party’s obligations under this Section 5.6(b) are subject to the receipt of any consents or permits necessary to carry out the actions contemplated in this Section 5.6(b), and each Party shall use its commercially reasonable efforts to obtain all such necessary consents or permits.

(c)           If, after the Closing Date, any Party or its Affiliates receives any funds belonging to another Party or its Affiliates in accordance with the terms of this Agreement or any Related Agreement, the receiving Party will, or, if applicable, will cause such Affiliate to, promptly advise the other Party or its applicable Affiliate and deliver such funds to the other Party or it applicable Affiliate promptly after receipt thereof to an account or accounts designated in writing by such other Party or Affiliate.

5.7           Customer and Other Business Relationships. After the Closing, Seller will reasonably cooperate with Buyer’s reasonable requests to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers, and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to the Business.

5.8           Continued Corporate Existence. Seller shall not voluntarily dissolve, wind up, or liquidate its existence prior to the fifth (5th) anniversary of the Closing Date (the “Survival Period”), whereupon this Section 5.8 shall automatically terminate and be of no further force or effect. Notwithstanding anything herein to the contrary, (a) Seller shall have the right to dissolve prior to the expiration of the Survival Period if Seller provides Buyer with no less than thirty (30) days’ prior written notice and establishes a reasonable reserve or obtains a letter of credit, surety bond, or other security reasonably acceptable to Buyer to satisfy any outstanding or contingent obligations of Seller under this Agreement, and (b) nothing in this Section 5.8 shall require Seller or any of its Affiliates to maintain any particular level of assets, operations, or employees during the Survival Period beyond what is necessary to satisfy Seller’s remaining obligations hereunder.

5.9           Notification of Certain Matters. From the date of this Agreement until the Closing, Seller shall promptly notify Buyer in writing of (i) the occurrence, or non-occurrence, of any event that would reasonably be expected to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect, (ii) any failure of Seller to comply with or satisfy, in any material respect, any covenant or agreement to be complied with or satisfied by it under this Agreement, (iii) any fact, circumstance, event, or action necessitating any amendment or supplement to the Disclosure Schedules, (iv) the commencement, or the threat in writing, of any bankruptcy, insolvency, reorganization, receivership, or similar proceeding involving Guarantor, and (v) any fact or circumstance causing Guarantor to become, or to be reasonably likely to become, “insolvent” (as defined in Section 3.23). Seller shall promptly deliver to Buyer any such amendment or supplement to the Disclosure Schedules necessitated by such fact, circumstance, event, or action; provided, however, that no such amendment or supplement shall be deemed to have amended or supplemented the Disclosure Schedules, or to have qualified the representations and warranties contained in ARTICLE 3, for purposes of determining whether the conditions set forth in Section 6.1 have been satisfied or whether Buyer is entitled to indemnification under ARTICLE 7.

5.10         Transition Services. During the period between the date of this Agreement and the Closing Date, the Parties shall cooperate in good faith to determine whether the Transition Services Agreement is necessary to facilitate the orderly transition of the Business to Buyer. If the Parties mutually determine that such transition services are necessary, the Parties shall negotiate in good faith and use commercially reasonable efforts to agree upon the terms of a Transition Services Agreement prior to the Closing Date.

ARTICLE 6
CLOSING & CLOSING CONDITIONS

6.1           Conditions Precent to Obligations of Buyer. The obligations of Buyer under this Agreement to proceed with the Closing will be subject to the satisfaction on or prior to the Closing Date of each of the following conditions precedent:

(a)           Each of the Fundamental Representations will be true and correct in all respects (i) as of the date hereof and (ii) as of the Closing Date with the same force and effect as though made on and as of such date (except for such representations and warranties that are made as of a specific date, which representations and warranties will be true and correct as of such date). Each of the representations and warranties of Seller set forth in this Agreement other than the Fundamental Representations and other than Section 3.5(a) will be true and correct in all material respects (without giving effect to any materiality qualifications contained therein) (x) as of the date hereof and (y) as of the Closing Date with the same force and effect as though made on and as of such date (except for such representations and warranties that are made as of a specific date, which shall be true and correct as of such specific date).

(b)           No Law shall have been enacted, issued, promulgated, or entered by any Governmental Entity, and no Order shall be in effect, that enjoins, restrains, prohibits, or makes illegal the consummation of the transactions contemplated by this Agreement.

(c)           Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(d)           Seller will have provided the items described in Section 2.6 and not otherwise provided in this Section 6.1.

(e)           Buyer will have obtained debt financing on terms and conditions, and with a lender, acceptable to Buyer in its sole discretion for aggregate proceeds of such financing sufficient, together with Buyer’s other financial resources, to fund (i) the Purchase Price, (ii) fees, costs, and expenses required to be paid by Buyer in connection with the transactions contemplated hereby, and (iii) any other amounts required to be paid by Buyer at or prior to the Closing.

(f)            Buyer at its discretion will have received Uniform Commercial Code searches of filings in all jurisdictions where any of the Purchased Assets are located, in form, scope, and substance reasonably satisfactory to Buyer and its counsel, which searches will reflect the release or termination of Encumbrances against any of the Purchased Assets disclosed thereby that are not Permitted Encumbrances, and to the extent any such release or termination is not reflected of record, Buyer will have received evidence satisfactory to it that all such Encumbrances against the Purchased Assets have been released or terminated prior to or at the Closing. NTD: Subject to further diligence.

(g)           Seller will have provided Buyer with a written statement setting forth (i) the aggregate dollar amount of orders by FPCN from Seller under the FPCN Purchase Program, (ii) all amounts drawn down against such funds, and (iii) written confirmation from FPCN of the unspent balance of the FPCN Account, each as of a date that is five (5) Business Days prior to the Closing Date.

(h)           Seller will have provided Buyer with a written statement setting forth in reasonably detail the Inventory on hand as of five (5) Business Days prior to the Closing Date; and

(i)            Seller will have provided a properly completed and duly executed IRS Form W-9 for Seller on which all certifications included in Part II thereof are made without modification.

(j)            Guarantor shall have delivered to Buyer a duly executed certificate, substantially in the form of the solvency certificate attached as Schedule A to the Guaranty, certifying, as of the Closing Date, that Guarantor is not “insolvent” (as defined in such certificate).

(k)           The Guaranty shall remain in full force and effect.

6.2           Conditions Precedent to Obligations of Seller. The obligations of Seller under this Agreement to proceed with the Closing will be subject to the satisfaction on or prior to the Closing Date of each of the following conditions precedent:

(a)           Each of the representations of Buyer contained in Sections 4.1, 4.2, 4.3, and 4.4 will be true and correct in all respects (i) as of the date hereof and (ii) as of the Closing Date with the same force and effect as though made on and as of such date (except for such representations and warranties that are made as of a specific date, which representations and warranties will be true and correct as of such date). Each of the other representations and warranties of Buyer set forth in this Agreement will be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) (x) as of the date hereof and (y) as of the Closing Date (except for representations and warranties qualified by materiality, which shall be true and correct in all respects) with the same force and effect as though made on and as of such date except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

(b)           Buyer will have performed or complied in all material respects with each covenant and agreement to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c)           No Law shall have been enacted, issued, promulgated, or entered by any Governmental Entity, and no Order shall be in effect, that enjoins, restrains, prohibits, or makes illegal the consummation of the transactions contemplated by this Agreement.

6.3           Buyer will have provided the items described in Section 2.7 and not otherwise provided in this Section 6.3.

ARTICLE 7
INDEMNIFICATION

7.1           Indemnification by Seller. Subject to the limitations set forth in this ARTICLE 7, Seller shall indemnify and hold harmless Buyer against and in respect of any and all Losses incurred directly or indirectly, in connection with, arising from, or as a result of:

(a)           any breach of the representations or warranties in ARTICLE 3 of this Agreement by Seller;

(b)           any breach, non-fulfillment, or violation of the covenants made in this Agreement by Seller; and

(c)           all Taxes and Tax liabilities of Seller for the Pre-Closing Period;

(d)           any Retained Liabilities and any Excluded Assets.

Any indemnification provided for under this Section 7.1 extends to directors, shareholders, members, managers, officers, and employees (in their capacity as such) of Buyer and each of Buyer’s Affiliates (in all, the “Buyer Indemnified Persons”).

7.2           Indemnification by Buyer. Subject to the limitations set forth in this ARTICLE 7, Buyer shall indemnify and hold harmless Seller against and in respect of any and all Losses incurred directly or indirectly in connection with, arising from, or as a result of:

(a)           Any breach of the representations or warranties in ARTICLE 4 of this Agreement by Seller;

(b)           any breach, non-fulfillment, or violation of the covenants made in this Agreement by Buyer; and

(c)           any Assumed Liabilities.

Any indemnification provided for under this Section 7.2 extends to directors, shareholders, members, managers, officers, and employees (in their capacity as such) of Seller and each of Seller’s Affiliates (in all, the “Seller Indemnified Persons”).

7.3           Notice and Payment of Losses. Upon obtaining knowledge of any Loss other than any claim asserted by a third-party claimant (“Third Person” and any such claim, a “Third Person Claim”), any Person entitled to indemnification under Section 7.1 or Section 7.2 (the “Injured Party”) shall give prompt written notice to the Party liable for such indemnification (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted (such written notice being hereinafter referred to as a “Notice of Claim”). If the Indemnifying Party disputes such a claim of indemnification, it shall notify the Injured Party thereof within 30 days after receipt of the Notice of Claim, whereupon the Injured Party and the Indemnifying Party shall meet and attempt in good faith to resolve their differences with respect to such a claim for indemnification. If the dispute has not been resolved within 30 days after the Parties first meet to attempt such resolution, either Party may initiate litigation in accordance with this Agreement. If the Indemnifying Party does not dispute the Injured Party’s claim of indemnification, the Indemnifying Party shall pay the amount of any valid claim within 30 days after receipt of the Injured Party’s Notice of Claim.

7.4           Defense of Third-Party Claims.

(a)           If an Injured Party is entitled to indemnification hereunder because of a Third Person Claim, the Injured Party shall give a Notice of Claim to the Indemnifying Party as promptly as practicable after such assertion is actually known to the Injured Party. The Indemnifying Party shall have the right, upon written notice to the Injured Party, and using counsel reasonably satisfactory to the Injured Party, to investigate, secure, contest, or settle such Third Person Claim; provided that (i) the Indemnifying Party shall not have the right to defend or direct the defense of any Third Person Claim that (A) relates to any criminal charges, government investigation, or class action or (B) primarily seeks an injunction or other equitable relief against the Injured Party; (ii) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter without the written consent of the Injured Party (not to be withheld or delayed unreasonably), except that the Indemnifying Party may consent to any judgment and/or enter into any settlement without the consent of the Injured Party if such judgment or settlement requires only the payment of money and does not impact or affect the Injured Party or the on-going business or operations of the Injured Party or its Affiliates in any way; and (iii) the Indemnifying Party agrees in writing to fully indemnify the Injured Party with respect to such Third Person Claim (without regard to any limitations set forth herein). The Injured Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, in which case such representation will be at the expense of the Indemnifying Party. If the Indemnifying Party elects not to defend the Injured Party with respect to such Third Person Claim, the Injured Party shall have the right, at its option, to assume and control the defense of the matter. The Indemnifying Party shall give such notice to the Injured Party as promptly as reasonably possible in view of the necessity to arrange such defense and in no event later than 10 days after receipt of the Notice of Claim, and failure to provide such notice in such time will be deemed an election not to defend the same. If the Indemnifying Party does not so elect to indemnify and assume the defense of any such Third Person Claim, (a) the Injured Party may defend against such Third Person Claim, in such manner as it may deem appropriate, including, but not limited to, settling such Third Person Claim, after giving written notice of the same to the Indemnifying Party, on such terms as the Injured Party may deem appropriate; provided that in all cases the Injured Party will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably), except that the Injured Party may consent to any judgment and/or enter into any settlement without the consent of the Indemnifying Party if such judgment or settlement requires only the payment of money and does not impact or affect the Indemnifying Party or the on-going business or operations of the Indemnifying Party or its Affiliates in any way, and (b) the Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense. The Parties shall make available to each other all relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof.

(b)           Without limiting the foregoing, if the Injured Party has previously delivered a Notice of Claim to the Indemnifying Party, and the Indemnifying Party is or was eligible to but has not elected or did not elect to assume control of the defense of such claim, then the Injured Party shall promptly (i) disclose in writing to the Indemnifying Party any material new or materially changed allegations or claims being asserted against the Injured Party in respect of such claim, and (ii) upon request of the Indemnifying Party, provide a written summary of the status of such claim to the Indemnifying Party (all of the information provided in clauses (i) and (ii) above, if such summary discloses a change that is adverse to the Indemnifying Party, the “New Facts”). Upon notice of New Facts, the Indemnifying Party shall again have the right, upon written notice to the Injured Party, and using counsel reasonably satisfactory to the Injured Party, to investigate, secure, contest, or settle the Third Person Claim to which the New Facts relate, subject to the terms and conditions of Section 7.4(a). The failure of the Indemnifying Party to respond in writing to the New Facts within 30 days after receipt thereof will be deemed an election not to defend the Third Person Claim to which such New Facts relate.

7.5           Survival of Representations and Warranties. The representations and warranties set forth in ARTICLE 3 and ARTICLE 4, shall survive the Closing Date for a period of 24 months following the Closing Date; provided that the Fundamental Representations shall survive the Closing for seven years from the Closing Date.

7.6           Limitation on Indemnification.

(a)           Each Party shall, and it shall cause its Affiliates to, use its or their commercially reasonable efforts to mitigate any Losses to be indemnified under this ARTICLE 7 upon and after becoming aware of any event or condition that could reasonably be expected to give rise to any Losses that may be indemnifiable hereunder. If an Injured Party mitigates its Losses after the Indemnifying Party has paid the Injured Party under any indemnification provision of this Agreement in respect of such Losses, the Injured Party must promptly notify the Indemnifying Party and promptly pay to the Indemnifying Party the extent of the value of the benefit to the Injured Party of that mitigation (less the Injured Party’s reasonable costs of mitigation) within five Business Days after the benefit is received. The Injured Party shall bear all costs associated with insurance deductibles, retentions, fronting arrangements, retrospective premiums, or the like.

(b)           An Injured Party’s right to indemnification pursuant to Section 7.1 or Section 7.2, respectively, will be reduced by the amount actually received from a third party (including an insurance company) with respect to the settlement or resolution of a claim for which Seller or Buyer, as the case may be, was entitled to indemnification hereunder. The Injured Party shall pursue recovery from such third parties and under all insurance policies available to it. The Injured Party shall remit to the Indemnifying Party any such insurance or other third-party proceeds that are paid to the Injured Party with respect to Losses for which Buyer has been previously compensated pursuant to this ARTICLE 7.

(c)           In the event Losses suffered by any Injured Party are recoverable under more than one provision of this Agreement, such Injured Party will only be permitted to recover with respect to any particular Losses suffered by it one time as it is the Parties’ intent that once a particular Injured Party has recovered any particular Losses under one provision, such Losses no longer exist with respect to such Injured Party and, therefore, recovery by such particular Injured Party for such same Losses under another provision would constitute an unintended and prohibited “double” recovery.

(d)           Cap Amounts.

(i)            Notwithstanding any other provision of this Agreement or any Related Agreement, the aggregate cumulative liability of Seller and each of its Affiliates, officers, managers, members, directors, employees, agents, representatives, successors, and permitted assigns (collectively, “Seller Indemnifying Parties”) for all Losses for which any Buyer Indemnified Party is entitled to indemnification under this ARTICLE 7, including under Section 7.1(a), shall not exceed the Aggregate Cap Amount. Other than Losses resulting from inaccuracies of any Fundamental Representations, the aggregate cumulative liability for the Seller Indemnifying Parties under Section 7.1(a) shall not exceed $1,000,000.

(ii)           Notwithstanding any other provision of this Agreement or any Related Agreement, the aggregate cumulative liability of Buyer and each of its Affiliates, officers, managers, members, directors, employees, agents, representatives, successors, and permitted assigns (collectively, “Buyer Indemnifying Parties”) for all Losses for which any Seller Indemnified Party is entitled to indemnification under this ARTICLE 7 shall not exceed the Aggregate Cap Amount. Other than Losses resulting from inaccuracies of any of the representations of Buyer contained in Sections 4.1, 4.2, 4.3, and 4.4, the aggregate cumulative liability for the Buyer Indemnifying Parties under Section 7.2(a) shall not exceed $500,000.

(iii)          The caps set forth in Sections 7.6(d)(i) and 7.6(d)(ii) are independent and shall not be cross-reduced or aggregated. Indemnification payments made by one party to the other shall not reduce the cap available to the other party or give rise to any setoff, credit, or countervailing adjustment under this Section 7.6(d).

(iv)          “Aggregate Cap Amount” means the total Purchase Price actually paid or delivered to Seller at or following the Closing.

(v)           Carve-Outs from Aggregate Cap Amount. The limitations set forth in Section 7.6(d) shall not apply to, and the Aggregate Cap Amount shall not limit the liability of either party with respect to:

(1)            Fraud. Any Losses arising directly and proximately from the Fraud of such party or any of its Representatives; provided that, for purposes of this Agreement: “Fraud” means an actual, intentional, and knowing misrepresentation of a material fact, made in writing in ARTICLES 3 or 4 of this Agreement with the actual knowledge (and not constructive knowledge or reckless disregard) of the Person making such representation that it was false at the time made, and made with the specific intent to deceive the other party and to induce such party to enter into this Agreement or to consummate the Closing; “Fraud” expressly excludes: (A) negligent misrepresentation; (B) equitable fraud; (C) constructive fraud; (D) negligence, mistake, or inadvertence; and (E) any claim that does not satisfy each element of common law fraud under Delaware law as articulated by the courts of the State of Delaware. The Fraud carve-out in this Section 7.6(d)(v)(1) applies only to claims where the acts constituting Fraud were committed by the party against whom indemnification is sought, and not by agents, contractors, or representatives acting outside the scope of their authority; and for the avoidance of doubt, no claim under this Section 7.6(d)(v)(1) shall be brought solely by recharacterizing a claim that would otherwise constitute a breach of a representation, warranty, or covenant as a fraudulent inducement or equitable fraud claim for the purpose of evading the limitations set forth in this Section 7.6(d)(v).

(2)            Post-Closing Covenants. Any Losses arising from any failure to perform any covenant, obligation, or agreement expressly required to be performed after the Closing Date, including obligations relating to confidentiality, non-solicitation, non-competition, employee matters, and transition services.

(e)            Deductible. Other than for Losses resulting from claims brought on the basis of Fraud or willful breach, no Buyer Indemnified Parties nor Seller Indemnified Party (as applicable, an “Indemnified Party”) shall be entitled to indemnification for any Loss under Sections 7.1(a) or 7.2(a), as applicable (other than Losses as a result of inaccuracies of any Fundamental Representations or any of the representations of Buyer contained in Sections 4.1, 4.2, 4.3, and 4.4), unless and until the aggregate amount of such Losses suffered, sustained or incurred by all of the Buyer Indemnified Parties, collectively, under Sections 7.1(a) or all of the Seller Indemnified Parties, collectively, under Sections 7.2(a), as applicable, that would otherwise be indemnifiable exceeds $50,000 (the “Deductible”), at which point the obligation to provide indemnification to the applicable Indemnified Party shall be for amounts in excess of the Deductible.

(f)            No Duplication of Recovery. In no event shall any Indemnified Party be entitled to recover duplicative Losses from the Indemnifying Party arising from the same underlying facts, events, circumstances, or conditions, regardless of the number of separate representations, warranties, covenants, or theories of recovery asserted in connection therewith. Where the same Loss gives rise to an indemnification right under more than one provision of this Agreement, the Indemnified Party shall elect, in its sole discretion, which provision to proceed under, and shall not recover the same Loss under more than one provision.

7.7           Characterization and Calculation of Indemnity Payments. Any indemnification payments made pursuant to this Agreement will be considered, to the extent permissible under Law, as adjustments to the Purchase Price for all Tax purposes. Payment of all Losses agreed to by an Indemnifying Party or adjudicated (in a final, non-appealable Order) to be payable pursuant to this ARTICLE 7 will be satisfied by wire transfer of immediately available funds made, within thirty (30) days of the date that the Loss is agreed to or adjudicated (in a final, non-appealable Order) to be owed, from the Indemnifying Party to the Injured Party. Payment against Losses that are not made within the time periods required by this Section 7.7 will accrue interest, commencing on the first day such payment is delinquent and continuing up to and including the date such payment is made at a rate of 8%, or the highest rate permitted by applicable Law, if lower, calculated daily on the basis of a 365 day year and the actual number of days elapsed.

7.8           Exclusive Remedy. The remedies set forth in this ARTICLE 7 shall provide the exclusive remedy for breach of any covenant, agreement, representation, or warranty set forth in this Agreement and the transactions contemplated hereby, other than (i) claims based on Fraud, (ii) claims related to the Related Agreements, and (iii) claims for specific performance. The Parties may not avoid the limitations on liability set forth in this ARTICLE 7 by seeking damages for breach of contract, tort, or pursuant to any other theory or liability.

7.9           Determination of Losses. Notwithstanding anything to the contrary in this Agreement, for purposes of the indemnification provisions in this ARTICLE 7, the determination of (i) whether any representation warranty or covenant has been breached (other than Section 3.5(a)) and (ii) the amount of any losses, will be made without giving effect to the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect,” or any similar qualification as to materiality contained in the representations, warranties, covenants, or agreements herein.

ARTICLE 8
TERMINATION

8.1           Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by Buyer, if Seller has breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform (i) would, or would reasonably be expected to, give rise to a failure of a condition set forth in Section 6.1 and (ii) is either incapable of being cured or is not cured within thirty (30) days after Seller has received written notice thereof from Buyer; provided, however, that Buyer will not be entitled to terminate this Agreement pursuant to this Section 8.1(a) if Buyer is then in breach of any representation, warranty, covenant, or agreement contained in this Agreement;

(b)           by Seller, if Buyer has breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to a failure of a condition set forth in Section 6.2 and (ii) is either incapable of being cured or is not cured within thirty (30) days after Buyer has received written notice thereof from Seller; provided, however, that Seller will not be entitled to terminate this Agreement pursuant to this Section 8.1(b) if Seller is then in breach of any representation, warranty, covenant, or agreement contained in this Agreement;

(c)           by Buyer or Seller if the Closing will not have occurred within sixty (60) days following the Effective Date (“Outside Date”); provided, however, that Buyer or Seller may terminate this Agreement under this subsection only if the Closing will not have occurred on or prior to the Outside Date, provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; or

(d)           by mutual written agreement of Buyer and Seller.

8.2           Effect of Termination. Except as expressly provided in this Section 8.2, if this Agreement is terminated pursuant to Section 8.1, this Agreement will become void and of no further force or effect without Liability of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Party hereto except for obligations or liabilities arising from a breach of this Agreement, or Fraud in connection with the transactions contemplated hereby, prior to the termination or that survive the termination by their own terms, including the provisions under this ARTICLE 8. This Section 8.2 and ARTICLE 9 will survive any termination hereof pursuant to Section 8.1.

ARTICLE 9
MISCELLANEOUS PROVISIONS

9.1           Notice. The Parties shall give all notices, requests, demands, and other communications required or permitted under this Agreement and are deemed to have been duly given and made: (i) when sent to a Party by electronic transmission, addressed to it at its e-mail address specified below; (ii) upon being delivered by courier delivery to the Party for whom it is intended; or (iii) five Business Days after having been deposited in the mail, certified or registered (with receipt requested) and postage prepaid, addressed at the address shown in this Section 9.1, or, as applicable, using such other address or e-mail address as may be designated in writing hereafter by such Party.

If to Buyer:

FreeHold Brands, LLC

4100 E. Parham Rd, Ste D

Henrico, Virginia 23228

Attention: Evans Richards

Email: [***]; with copies to [***]

With a copy to:

Sands Anderson PC

919 East Main Street, Suite 2300

Richmond, VA 23218-1998

Attention: Ashley Burgess

Email: [***]

If to Seller:

EveryLife Inc.

c/o PSQ Holdings, Inc.

515 W Aspen Street, Suite 200C

Bozeman, Montana 59715

Attention: Chief Executive Officer

E-mail: [***], with copies to [***] and [***]

With copies to:

Faegre Drinker Biddle & Reath LLP

1144 15th Street, Suite 3400

Denver, Colorado 80202

Attention: Jeffrey A. Sherman

E-mail: [***]

9.2           Entire Agreement. This Agreement, the Schedules, Disclosure Schedules, and Exhibits hereto, and the Related Agreements embody the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings relating to such subject matter hereof and thereof.

9.3           Severability. If any provision hereof is held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action is intended to be strictly construed and not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the Parties as evidenced hereby.

9.4           Assignment; Binding Agreement. This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their successors and permitted assigns. The Parties shall not transfer, delegate, or assign this Agreement, nor any of the rights, interests, or obligations hereunder, without the prior written consent of the other Party.

9.5           Counterparts. This Agreement may be executed by facsimile or other digital means, simultaneously in multiple counterparts or in separate counterparts, each of which is deemed an original, but all of which taken together constitute the same instrument.

9.6           Expenses. Except as otherwise provided herein, each Party hereto will pay all costs and expenses incident to its due diligence, negotiation, and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses, and disbursements of its counsel and accountants.

9.7           Headings; Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Each reference in this Agreement to an Article, Section, Schedule, or Exhibit, unless otherwise indicated, means an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively. References herein to “days,” unless otherwise indicated, are to consecutive calendar days. All Parties have participated substantially in the negotiation and drafting of this Agreement, and no ambiguity herein should be construed against the draftsman. References to a “corporation” or “company” are intended to be construed to include any corporation, limited liability company, partnership, or other body corporate, wherever and however incorporated or established.

9.8           Governing Law. This Agreement is governed by, and intended to be construed in accordance with, the Laws of the State of Delaware, without giving effect to any conflicts of law rules thereof that would direct the application of the Law of any other jurisdiction.

9.9           Submission to Jurisdiction. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of (a) the Delaware Court of Chancery and (b) the United States District Court for the District of Delaware for any suit, action, or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties shall commence any action, suit, or proceeding relating hereto in the United States District Court for the District of Delaware or, if such suit, action, or other proceeding may not be brought in such court for jurisdictional reasons, in the Delaware Court of Chancery. Service of any process, summons, notice, or document by U.S. registered mail to such Party’s respective address set forth above will be effective service of process for any action, suit, or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 7.9. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the United States District Court for the District of Delaware or, if federal subject matter jurisdiction is not available, (ii) the Delaware Court of Chancery, and shall not plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum or to raise any similar defense or objection.

9.10         Disclosure Generally. All Schedules and Disclosure Schedules attached hereto are incorporated herein and expressly made part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Schedules or Disclosure Schedules or in any agreement contemplated hereby are deemed to refer to this entire Agreement, including all Schedules and Disclosure Schedules. If and to the extent any information required to be furnished in any Disclosure Schedule is contained in this Agreement or in any other Disclosure Schedule, such information is deemed to be included in all of the Disclosure Schedules in which the information would otherwise be required to be included; provided that the applicability of such disclosure to such other Disclosure Schedule is reasonably apparent on its face. By listing matters on the Disclosure Schedules, Seller or any of its Affiliates shall not be deemed to have established any materiality standard, admitted any Liability, or concluded that any one or more of such matters are material, or expanded in any way the scope or effect of the representations and warranties of Seller contained in this Agreement. The information contained in the Schedules and Disclosure Schedules hereto is disclosed solely for this Agreement, and no information contained therein is deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.

9.11         No Waiver. No disclosure of information made in this Agreement or required to be made pursuant to this Agreement constitutes a waiver of the attorney-client privilege or work product doctrine, or to the extent such disclosure could be so construed, the Parties shall enter into a mutually acceptable agreement to protect such disclosure.

9.12         Amendment and Waiver. Any provision of this Agreement may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

9.13         No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any Person not a party hereto, or any such Person’s Affiliates, any right to any benefits hereunder, and no such party is entitled to sue either Party to this Agreement with respect thereto. The representations and warranties contained in this Agreement are made for purposes of this Agreement only and shall not be construed to confer any additional rights on the Parties under applicable state or federal or foreign securities Laws.

9.14         Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a named Party (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement and not otherwise), no past, present or future Affiliate of any Party, or past, present or future director, officer, member, manager, employee, agent or representative of any Party or its Affiliates, shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

9.15         Specific Performance. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties may seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and the covenants contained herein, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party further hereby waives (a) solely with respect to any claim under Section 5.6, any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

9.16         Release.

(a)           Effective as of the Closing, Buyer, for itself and its Affiliates, hereby irrevocably releases and discharges Seller and its Affiliates from any and all claims, demands, actions, causes of action, losses, Liabilities, costs, and expenses, of any kind or nature, whether known or unknown, asserted or unasserted, arising out of or relating to the Assumed Liabilities, except (i) as expressly provided in this Agreement, including any claim for indemnification pursuant to ARTICLE 7, (ii) arising from Fraud, or (iii) arising from any breach of this Agreement.

(b)           Effective as of the Closing, Seller, for itself and its Affiliates, hereby irrevocably releases and discharges Buyer and its Affiliates from any and all claims, demands, actions, causes of action, losses, Liabilities, costs, and expenses, of any kind or nature, whether known or unknown, asserted or unasserted, arising out of or relating to the Retained Liabilities, except (i) as expressly provided in this Agreement, including any claim for indemnification pursuant to ARTICLE 7, (ii) arising from Fraud, or (iii) arising from any breach of this Agreement.

(c)           Each Party acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Section 9.16, but it is the intention of each Party to fully, finally, and forever settle and release all claims, known or unknown, suspected or unsuspected, which now exist or may hereafter exist with respect to the Assumed Liabilities or Retained Liabilities, as applicable. Accordingly, each Party expressly waives and relinquishes any and all rights under Section 1542 of the California Civil Code, which provides “[a] general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party” and under Section 28-1-1602 of the Montana Code Annotated, which provides “[a] general release does not extend to claims that the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known must have materially affected his or her settlement with the debtor,” or any similar or comparable statutory or common law provision in any other jurisdiction.

(d)           Nothing in this Section 9.16 limits or modifies the indemnification obligations of the Parties in ARTICLE 7 of this Agreement.

9.17         Guaranty by PSQ Holdings. Concurrently with the execution of this Agreement, PSQ Holdings, Inc., a Delaware corporation and the direct or indirect (as applicable) parent company of Seller (“Guarantor”), shall execute and deliver to Buyer a guaranty, substantially in the form attached hereto as Exhibit D (the “Guaranty”), pursuant to which Guarantor unconditionally and irrevocably guarantees the full and timely performance of Seller’s obligations under Section 5.5 (Restrictive Covenants), Section 5.8 (Continued Corporate Existence), and ARTICLE 7 (Indemnification) of this Agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGES]

Signed:

BUYER:

FREEHOLD BRANDS, LLC

By:	/s/ Evans Richards
Name:	Evans Richards
Title:	Manager

SELLER:

EVERYLIFE INC.

By:	/s/ Sarah Gabel Seifert
Name:	Sarah Gabel Seifert
Title:	President and Chief Executive Officer

EVERYLIFE WOMEN, LLC

By: PSQ Holdings, Inc.
Its: Sole Member

By:	/s/ Dusty Wunderlich
Name:	Dusty Wunderlich
Title:	Chief Executive Officer